Exhibit 99.3

Contact:

Eric S. Rosenfeld Chairman of the Board, Chief Executive Officer and President Rhapsody Acquisition Corp. 212-319-7676	David D. Sgro, CFA Chief Financial Officer Rhapsody Acquisition Corp. 212-319-7676

FOR IMMEDIATE RELEASE

RHAPSODY ACQUISITION CORP.

COMPLETES INITIAL PUBLIC OFFERING

New York, New York, October 10, 2006 – Rhapsody Acquisition Corp. (OTC Bulletin Board: RPSDU) announced today that it has completed its initial public offering of 5,175,000 units, including 675,000 units subject to the over-allotment option. Each unit consists of one share of common stock and one warrant. The units were sold at an offering price of $8.00 per unit, generating gross proceeds of $41,400,000 to the Company. EarlyBirdCapital, Inc. acted as representative of the underwriters for the initial public offering. A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, Suite 1203, New York, New York 10016.

The Company also announced the simultaneous consummation of the private sale of 1,136,364 warrants at a price of $1.10 per warrant, generating total proceeds of $1,250,000. The warrants were purchased by Eric S. Rosenfeld, Leonard B. Schlemm, Jon Bauer and Colin D. Watson, each a director of the Company, and Gotham Capital V LLC, an entity controlled by Joel Greenblatt, the Company’s special advisor. The warrants are identical to the warrants included in the units sold in the initial public offering except that if the Company calls the warrants for redemption, these private warrants may be exercisable on a cashless basis so long as such warrants are held by the purchasers or their affiliates. The purchasers of the warrants have agreed that the warrants will not be sold or transferred by them until after the Company has completed a business combination.

Of the proceeds received from the consummation of the initial public offering and the private sale of warrants, $39,278,250 (or approximately $7.59 per share sold in the initial public offering) was placed in trust. Audited financial statements as of October 10, 2006 reflecting receipt of the proceeds upon consummation of the initial public offering and private sale of warrants have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

Rhapsody Acquisition Corp. is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. The Company’s efforts in identifying a prospective target business will not be limited to a particular industry.

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